EMPLOYMENT AGREEMENT

        THIS AGREEMENT (“Agreement”) is entered into as of February 11, 2005, by and between Temple-Inland Inc., a Delaware corporation (the “Company”), and Kenneth M. Jastrow, II (the “Executive”).

        WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and as the Chairman of its Board of Directors (the “Board”);

        WHEREAS, the Company desires to continue the employment of the Executive upon the terms and conditions set forth herein; and

        WHEREAS, the Executive is willing and able to continue employment with the Company on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

    1.        Effective Date; Employment Period. Subject to the provisions of Section 4 hereof, the term of this Agreement shall commence as of the date hereof (such date, the “Effective Date”) and shall end on the third anniversary thereof, provided that, subject to Section 4 hereof, commencing on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than one year prior to each such date, the Company or the Executive shall have given notice not to extend the term of this Agreement. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration. All periods during which the Executive is employed hereunder shall hereinafter be referred to as the “Employment Period.”

    2.        Positions and Duties.

    (a)        Position and Reporting. During the Employment Period, the Company will employ the Executive, and the Executive agrees to serve and accept employment, as the Chief Executive Officer of the Company (“Chief Executive Officer”), reporting directly to the Board. As Chief Executive Officer, the Executive shall perform the customary duties of such position, subject to the direction and control of the Board, and shall perform such other duties, not inconsistent with such position, as the Board may require.

    (b)        Board Membership. The Company agrees to use its best efforts (including, without limitation, the solicitation of proxies) to cause the Executive to be reelected to the Board during the Employment Period and to be reappointed as Chairman of the Board. The Executive agrees to assist in such efforts and to serve if elected or appointed, as the case may be. Upon any termination of his employment with the Company, the Executive shall immediately resign from the Board.

    (c)        Other Activities. During the Employment Period, the Executive shall devote all of his working time to his duties hereunder, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided that the Executive may serve on up to three corporate boards (other than the Board) with the approval of the Board, which approval shall not be unreasonably withheld; and provided further that the two (2) corporate boards on which such service is approved as of the Effective Date are identified on Appendix A hereto. Notwithstanding the foregoing provisions of this subsection (c), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees to the extent that such service does not interfere with his duties under this Agreement.

    (d)        Place of Employment. The Executive shall perform his services hereunder principally at the Company’s headquarters in Austin, Texas; provided that the Executive shall perform services in other locations as may be reasonably required for the performance of his duties hereunder.

    3.        Compensation. In consideration of the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay or provide to the Executive the following compensation and benefits, which the Executive agrees to accept in full satisfaction for his services, it being understood that all standard Company deductions shall be withheld from such compensation:

    (a)        Base Salary. The Executive shall receive a base salary equal to nine hundred twenty-five thousand dollars ($925,000.00) per annum (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed for adjustment by the Board (on or about each anniversary of the Effective Date) taking into account the recommendation of the Management Development and Executive Compensation Committee of the Board (the “MDECC”); provided that any adjustment shall be made in the Board’s sole discretion; and provided further that the Base Salary shall not be reduced to a lesser amount. The term “Base Salary” as used herein shall be deemed to refer to any such amount as it may be increased from time to time.

    (b)        Bonuses. The Executive shall be eligible for an annual performance-based cash bonus on terms established in the discretion of the MDECC, but on a basis substantially no less favorable than that applicable in respect of the Executive while serving as Chief Executive Officer before the Effective Date.

    (c)        Employee Benefits. The Executive shall be entitled to participate in the retirement, health and life insurance and other welfare and fringe benefit plans and programs of the Company on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable in respect of the Executive while serving as Chief Executive Officer before the Effective Date.

    (d)        Equity Grants. The Executive shall be eligible for annual grants of equity incentive compensation as determined in the discretion of the MDECC, provided that grants shall be made on a basis substantially no less favorable than that applicable in respect of the Executive while serving as Chief Executive Officer before the Effective Date. The terms and conditions of equity grants to the Executive (whether made before, on or after the date hereof) shall be determined pursuant to the terms and conditions of the plans and agreements under and subject to which they are or were made; provided that, in the event of the Executive’s termination of employment with the Company for any reason, the Company in its discretion may require the Executive to surrender, for their mutually agreeable fair value, some or all of the stock options and other stock-settled awards then held by him that remain outstanding upon such termination.

    (e)        Executive Compensation Plans. The Executive shall be eligible to participate in any executive compensation plans that are not the subject of the preceding provisions of this Section 3 on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable in respect of the Executive while serving as Chief Executive Officer before the Effective Date.

    (f)        Certain Other Benefits.

    (i)        During the Employment Period, the Company shall provide the Executive with the following benefits on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable in respect of the Executive while serving as Chief Executive Officer before the Effective Date: (A) an automobile allowance; (B) social club memberships; (C) use of Company aircraft (subject to the imputation of income to the Executive in accordance with the “standard industry fare level” methodology specified in U.S. Treasury Regulations); (D) financial planning tax return preparation services; and (E) “umbrella” liability insurance eligibility.

    (ii)        Following the termination of the Employment Period for any reason other than “Cause” (as defined below), the Company shall provide the Executive (and, except with respect to paragraph (C), below, his spouse as of the date hereof (“spouse”)) with the following: (A) continued coverage under the medical and dental benefit programs of the Company as in effect from time to time (or, if applicable and more favorable to the Executive, those provided to the Executive and his spouse immediately prior to the first occurrence of an event or circumstance constituting Good Reason (as defined below)) at the same cost applicable to the Executive upon termination of the Employment Period (or if less, at the lesser of the rate applicable to senior executives of the Company from time to time or the rate applicable immediately prior to such first occurrence of an event or circumstance constituting Good Reason), provided that the Company shall reimburse the Executive (or his spouse, as the case may be) for such cost (on a taxable basis, to the extent such reimbursement shall be subject to tax); (B) upon the expiration of eligibility for such medical and dental benefits coverage (e.g., upon the Executive’s attainment of age 65 under the coverage as in effect on the date hereof), to the extent not already available under Medicare, medical and dental benefits (either through a third-party insurer or otherwise) at the Company’s cost for the life of the Executive and his spouse on a basis otherwise comparable to that which otherwise would have been provided under paragraph (A), above; and (C) until the earlier of the Executive’s death or attainment of age 70, an office and secretarial support at the Company’s headquarters (as it may be relocated from time to time) or at another site mutually agreed by the Company and the Executive. To the extent that benefits of the types described in paragraph (A) or (B), above, are received by or made available to the Executive or his spouse from other sources (excluding Medicare) during the pendency of the Company’s obligation under paragraph (A) or (B), above, as the case may be (which such benefits received by or made available to the Executive or his spouse shall be reported by the Executive or his spouse to the Company, insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive or his spouse pursuant to paragraph (A) or (B), above, as the case may be, shall be made secondary to such benefits; provided that the Company shall reimburse the Executive or his spouse, as the case may be, for the cost of such benefits or, in respect of paragraph (A), above, for the excess, if any, of the cost of such benefits over the amount otherwise payable by the Executive or his spouse, as the case may be, pursuant to paragraph (A), above.

    (g)        Expenses. The Company shall reimburse the Executive for reasonable and customary expenses incurred in connection with the Company’s business in accordance with the applicable policies of the Company in effect from time to time.

    (h)        Vacation. The Executive shall be entitled to four weeks of paid vacation per calendar year in accordance with the applicable policies of the Company in effect from time to time.

    4.        Termination. The Employment Period may end before the expiration date otherwise specified in Section 1 hereof in accordance with the following provisions:

    (a)        Termination by the Company for Cause. The Company shall have the right at any time by vote of three-quarters (¾) of the members of the Board (exclusive of the Executive) to terminate the Executive’s employment hereunder upon the occurrence of any of the following events: (i) a material breach of this Agreement that is not cured within fifteen (15) days after written demand by the Company; (ii) the conviction of a felony following the exhaustion of all appeals or a plea of guilty or nolo contendere to a felony; (iii) the abuse of alcohol or controlled substances that has a detrimental effect upon the Executive’s performance of his duties and that is not cured within thirty (30) days after written demand by the Company; or (iv) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, and that is not cured within fifteen (15) days after written demand by the Company (all such events in clauses (i) – (iv), collectively, “Cause”). For purposes of such determination of Cause, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, and in the event of a dispute, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists. The Executive shall have right to address the Board with counsel present before any dismissal for Cause shall become effective.

    (b)        Termination by the Company for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the death of the Executive. The Company shall have the right to terminate the Executive’s employment hereunder upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall occur if by reason of any medically determinable physical or mental impairment the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, such impairment can be expected to result in death or last for a continuous period of not less than twelve (12) months, the Company shall have given the Executive a written notice of intent to terminate for reasons of Disability, and, within thirty (30) days after such notice is given, the Executive shall not have returned to the full-time performance of his duties.

    (c)        Termination by the Company without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause at any time by vote of three-quarters (¾) of the members of the Board (exclusive of the Executive).

    (d)        Voluntary Termination by the Executive. The Executive shall be entitled voluntarily to terminate his employment hereunder (other than under circumstances constituting “Good Reason” as defined in Section 4(e) hereof) upon no less than sixty (60) days’ prior written notice to the Company.

    (e)        Good Reason Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” for termination by the Executive of his employment shall mean the occurrence of any of the following (unless, in the case of any act or failure to act described in clause (ii), (v), or (vi) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as such terms are defined in Section 4(f) hereof) given in respect thereof): (i) the failure to be reelected to the Board or reappointed as either Chairman of the Board or Chief Executive Officer; (ii) the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company); (iii) any reduction in Base Salary; (iv) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles distant from the Company’s existing headquarters or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; (v) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to the material benefits enjoyed by the Executive under any of the Company’s executive compensation (including bonus, equity or incentive compensation), pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive is eligible to participate as of the date hereof, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive as of the date hereof, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled; or (vii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(f) hereof (and for purposes of this Agreement, no such purported termination shall be effective). Any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist.

    (f)        Notice of Termination. Any termination of the Executive’s employment hereunder (other than upon the death of the Executive) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 8 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or is by the Executive under circumstances constituting Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) sets forth the date on which such termination shall be effective (the “Date of Termination”). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

    5.        Effect of Termination of Employment.

    (a)        Change in Control. If the Executive’s employment hereunder is terminated under circumstances that, pursuant to the Change in Control Agreement between him and the Company dated October 2, 2000, as amended (the “CIC Agreement”), entitle the Executive to Severance Payments (as such term is defined in the CIC Agreement), the Executive’s Base Salary and other benefits specified in Section 3 (other than Section 3(f)(ii)) hereof shall be paid or provided through but not after the Date of Termination, and the Company shall have no further obligations under this Agreement (except as provided for in Section 3(f)(ii) hereof).

    (b)        Cause or no Good Reason. If the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, the Executive’s Base Salary and other benefits specified in Section 3 hereof shall be paid or provided through but not after the Date of Termination, and the Company shall have no further obligations under this Agreement except as provided for in Section 3(f)(ii) hereof.

    (c)        Death or Disability. If the Executive’s employment hereunder is terminated by the death or Disability of the Executive, then as soon as practicable following such termination of employment the Company shall make a lump-sum cash payment to the Executive (or his estate, as the case may be) equal to the sum of (i) Base Salary and (ii) the target bonus established under Section 3(b) hereof for the period in which such termination occurs multiplied by a fraction, the numerator of which is the number of days during the applicable performance period for which the Executive was employed hereunder and the denominator of which is the number of days in such performance period.

    (d)        Without Cause or Good Reason Termination. If the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to the following payments and benefits:

    (i)        In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a cash severance payment equal to three (3) times the sum of (A) Base Salary and (B) the Executive’s target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if higher, in respect of any of the three preceding fiscal years). Two thirds (?) of such amount shall be payable commencing as of the Date of Termination in ratable installments (without interest) during the two-year period beginning on the Date of Termination in accordance with the Company’s normal payroll practices; provided that, to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall commence not earlier than but as soon as practicable on or after (without interest) the date that is six (6) months after the Date of Termination (the “409A Payment Date”)), in which case the first installment shall equal the payments that would have been made during such six-month period had Section 409A(a)(2)(B)(i) not applied and installments shall be payable for the remainder of such two-year period as if Section 409A(a)(2)(B)(i) had not applied. The remaining one third (?) of such amount shall be payable in a lump sum (without interest) at the conclusion of such two-year period. The amount payable pursuant to this clause (i) shall be reduced by the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company.

    (ii)        For the three-year period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, travel accident, accidental death and dismemberment, and other welfare benefits (exclusive of medical and dental benefits, which are the subject of Section 3(f)(ii) hereof) substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence; provided that, unless the Executive consents to a different method, such benefits shall be provided through a third-party insurer. To the extent that benefits of the same type are received by or made available to the Executive during the three-year period following the Executive’s Date of Termination (which such benefits received by or made available to the Executive shall be reported by the Executive to the insurance company or other appropriate party in accordance with any applicable coordination of benefits provisions), the benefits otherwise receivable by the Executive pursuant to this clause (ii) shall be made secondary to such benefits; provided that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

    (iii)        For purposes of determining the amount of any benefit payable to the Executive and the Executive’s right to any benefit otherwise payable under any pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“Pension Plan”)), maintained by the Company, to the extent doing so shall not cause the Executive to be subject to a tax under Section 409A of the Code that otherwise would not apply, the Executive shall be treated as if he had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited during such period with compensation at the highest rate in effect during the three-year period ending immediately prior to the Date of Termination.

    (iv)        Notwithstanding any provision of any Pension Plan or deferred compensation plan to the contrary, but in any event only to the extent doing so shall not cause the Executive to be subject to a tax under Section 409A of the Code that otherwise would not apply, in lieu of any other benefit under a supplemental, excess benefit or deferred compensation plan, the Company shall pay to the Executive (to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or after (without interest) the 409A Payment Date) a lump sum amount, in cash, equal to the sum of (A) the actuarial equivalent of the aggregate benefit which the Executive had accrued under the terms of all supplemental and excess benefit plans and (B) the actuarial equivalent of the deferred compensation otherwise payable to the Executive. For purposes of this clause (iv), “actuarial equivalent” shall be determined (x) using the same assumptions utilized under the applicable plan (or if there is no provision for such assumptions, under the Company’s tax-qualified Pension Plan in which the Executive participates) immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (y) taking into account any early retirement subsidies associated with the applicable benefit, and (z) on the basis of a straight life annuity (or other default form of benefit) commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity or other form of benefit is greatest.

    (v)        In addition to the benefits to which the Executive is entitled under any defined contribution Pension Plan, the Company shall pay the Executive (to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or after (without interest) the 409A Payment Date) a lump sum amount, in cash, equal to the sum of (A) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the three (3) years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, and (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s highest rate of compensation (as defined in the Pension Plan) during the three-year period ending immediately prior to the Date of Termination, and (B) the excess, if any, of (x) the Executive’s account balance under the Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the Pension Plan.

    (vi)        Notwithstanding any provision of any annual or long-term incentive plan to the contrary, but in any event only to the extent doing so shall not cause the Executive to be subject to a tax under Section 409A of the Code that otherwise would not apply, the Company shall pay to the Executive (to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or after (without interest) the 409A Payment Date) a lump sum amount, in cash, equal to the sum of (A) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed annual bonus cycle preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (B) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the uncompleted period under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level (or if higher, at the then projected actual final level), of any individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Date of Termination by the total number of months contained in such performance award period.

    (vii)        If the Executive would have become entitled to benefits under the Company’s post-retirement life insurance plans, if any, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time within three (3) years after the Date of Termination, the Company shall provide such post-retirement life insurance benefits to the Executive commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which life insurance benefits are no longer provided in accordance with clause (ii), above.

    (viii)        The Company shall reimburse the Executive (to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or after (without interest) the 409A Payment Date) for expenses incurred for outplacement services suitable to the Executive’s position for a period of one (1) year following the Date of Termination (or, if earlier, until the first acceptance by the Executive of an offer of employment) in an amount not exceeding 15% of the sum of Base Salary and the greatest target annual bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination (or, if greater, in respect of any of the three preceding fiscal years).

    (ix)        For the three-year period immediately following the Date of Termination, to the extent doing so shall not cause the Executive to be subject to a tax under Section 409A of the Code that otherwise would not apply, the Company shall provide the Executive (to the extent required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, not earlier than but as soon as practicable on or after (without interest) the 409A Payment Date) with his customary perquisites (such as any use of a Company provided automobile, club membership fee reimbursements, income tax return preparation and financial advisory services) in each case on the same terms and conditions that were applicable immediately prior to the Date of Termination or, if more favorable, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

    6.        Confidential Information; Restrictive Covenants.

    (a)        The Executive acknowledges that the Confidential Information (as defined below) obtained by him during the course of his employment with the Company, concerning the business or affairs of the Company and its affiliates (the “Business Entities”) are the property of the Company. Therefore, the Executive will hold in strictest confidence, and not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than a Business Entity, any trade secrets, non-public information, knowledge or data, or other proprietary or confidential information, including without limitation, any such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, inventions, manufacturing or other processes, technology, designs, financing methods, plans or the business and affairs of any Business Entity (collectively, “Confidential Information”); provided that Confidential Information shall not include information which has become publicly known other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all property of the Company including any documents, memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Business Entities.

    (b)        During his employment with the Company and for a period of two years thereafter (the “Non-Competition Period”), the Executive will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage (for anyone other than the Business Entities) in any Competitive Enterprise anywhere in the United States, Canada, or Mexico. For the purpose hereof, a “Competitive Enterprise” shall mean any business venture engaged in the paper, forest products or financial services lines of business or otherwise engaged in lines of business similar to those of the Company or its affiliates. Neither the service by the Executive on corporate boards in accordance with the provisions of Section 2(c) hereof nor the ownership by the Executive of not more than two percent (2%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on The NASDAQ Stock Market shall not be deemed, in and of themselves, to violate the prohibitions of this Section 6(b).

    (c)        During his employment with the Company and during the Non-Competition Period, the Executive shall not take any action having the purpose or effect of interfering with or otherwise damaging in any material respect the Company’s business relationship with any of its suppliers or customers.

    (d)        During his employment with the Company and during the Non-Competition Period, the Executive shall not, other than for the benefit of the Company, directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by the Executive to employ any person who is employed by the Company, or in any manner seek to induce any such person to leave his or her employment with the Company.

    (e)        If the Executive materially breaches any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies if such material breach continues and is not cured within fifteen (15) days after written demand by the Company, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:

    (i)        the right and remedy to have the Restrictive Covenants specifically enforced by any court having jurisdiction (whether by temporary restraining order, preliminary injunction, permanent injunction, injunction in aid or arbitration or otherwise) without having to post a bond, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) The right to discontinue the payment of any amounts or benefits owing to the Executive under this Agreement.

    (f)        The Executive acknowledges that: (i) the business in which the Company is engaged is intensely competitive; (ii) the Executive’s employment by the Company will require that the Executive develop, have access to and knowledge of Confidential Information; (iii) the direct or indirect disclosure or use of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company; (iv) the Executive has developed goodwill with clients and suppliers of the Company at substantial expense to the Company; (v) the Executive will continue to develop goodwill, through substantial investment by the Company, while working for the Company; (vi) the engaging by the Executive in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such Confidential Information and/or goodwill; (vii) the services to be rendered by the Executive to the Company are of a special and unique character; (viii) the Executive has been fully advised by counsel in connection with his entering into this Agreement, including as to statutory and common law regarding the enforceability of the Restrictive Covenants; and (ix) enforcement of the Restrictive Covenants will not unduly limit the Executive’s ability to support himself or his family or to earn a livelihood. The Executive expressly acknowledges that the Confidential Information and goodwill of the Company constitute protectible business interests of the Company and that the Restrictive Covenants are fair, reasonable, valid, and enforceable.

    (g)        The Executive acknowledges and agrees that each of the Restrictive Covenants is given by the Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.

    (h)        If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees that the Restrictive Covenants, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

    (i)        For purposes of this Section 6 and Section 7 hereof, the “Company” refers to the Company and any of its parents, subsidiaries, subdivisions or affiliates.

    7.        Developments.

    (a)        If at any time or times during the Employment Period, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice or causes to be made, conceived, discovered or reduced to practice, any intellectual property or any interest or rights therein (whether or not patentable or registrable under trademark, copyright or similar statutes or subject to analogous protection), including without limitation any invention, modification, discovery, design, development, improvement, process, software program, original work of authorship, trademark, documentation, formula, data, technique, know-how or trade secret (collectively referred to as “Developments”) that (i) relates to the business of the Company or any customer of, or supplier to, the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its successors, assigns, and nominees and the Executive (1) shall promptly make full written disclosure to the Company (or any persons designated by it) of each such Development, (2) will hold in trust each such Development for the sole right and benefit of the Company, and (3) hereby assigns all right, title and interest the Executive may have or acquire in each such Development and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation. The Executive further acknowledges that all original works of authorship which are prepared by the Executive (either alone or with others) within the scope of the Executive’s employment and which are protectible by copyright are “works made for hire” as that term is defined in the United States Copyright Act.

    (b)        The Executive will, during the Employment Period and at any time thereafter, at the request and cost of the Company, assist the Company and/or its designee in every proper way to secure the Company’s rights in the Developments and any copyrights, patents, trademarks and/or other intellectual property rights relating thereto in any and all countries, including without limitation the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or desirable in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Developments and any copyrights, patents, trademarks or other intellectual property rights relating thereto. In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any document relating to any United States or foreign patents, copyrights, trademarks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

    (c)        The Executive hereby acknowledges and agrees that the provisions of this Section 7 are reasonable and valid.

    8.        Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

        For notices and communications to the Company:

Temple-Inland Inc. 1300 MoPac Expressway South Austin, Texas 78746 Attention: General Counsel Telephone:(512) 434-5800 Facsimile: (512) 434-3750

        For notices and communications to the Executive:

        At the most recent address on file in the records of the Company

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

    9.        Governing Law; Interpretation. This Agreement shall be construed under and governed by the laws of the State of Texas, without reference to its conflicts of law principles. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

    10.        Withholding; Payment. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. All cash amounts required to be paid hereunder shall be paid in United States dollars.

    11.        Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance; provided that any such amendment, modification, supersession, cancellation, renewal, extension or waiver by the Company must be approved by the Board. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

    12.        Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

    13.        Non-Exclusivity of Rights. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

    14.        No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 3(f)(ii) or 5(d)(ii) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer.

    15.        Settlement of Disputes.

    (a)        Optional Arbitration. In consideration of the substantial payments and benefits provided to the Executive under this Agreement, the Executive agrees that the Company may, but is not required to, submit to arbitration any dispute or controversy arising between the Company and the Executive including, but not limited to, any claim of discrimination under state or federal law. If the Company elects to have any such dispute or controversy resolved by arbitration, then any such arbitration proceedings shall be conducted in Austin, Texas in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect by a panel of three arbitrators, one chosen by each of Executive and the Company, with the third arbitrator to be chosen by the other two arbitrators or if the two arbitrators cannot agree upon a third arbitrator, then by the President of the American Arbitration Association; provided, however, that the Company may seek an injunction including, but not limited to, an injunction in aid of arbitration from any court of competent jurisdiction to enforce the Restrictive Covenants. Judgment may be entered on the arbitrator’s award in any court having jurisdiction and attorney fees will be awarded to the prevailing party.

    (b)        Jurisdiction and Venue if no Arbitration. If the Company does not make the election described in subsection (a), above, any dispute or controversy arising out of Executive’s employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, shall be brought exclusively in federal or state court with venue in Austin, Texas and the Executive hereby irrevocably submits to the jurisdiction of such courts.

    (c)        Fees and Expenses. Any reasonable fees or expenses incurred by the Executive in connection with any proceeding described in this Section 15 shall be promptly reimbursed by the Company upon receipt of supporting documentation reasonably satisfactory to the Company; provided that the Executive shall be required to promptly return any such reimbursements to the Company if the Executive does not prevail in such proceeding and the arbitrator or court (as the case may be) determines that the Executive’s actions in respect of such proceeding were not in good faith.

    16.        Agreement Preparation Fees; Indemnification.

    (a)        The Company shall promptly reimburse the Executive for reasonable and customary attorney’s fees incurred by the Executive in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to the Company.

    (b)        During and following the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).

    17.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

    18.        Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

    19.        Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between them.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TEMPLE-INLAND INC.
By: /s/ M. Richard Warner
Name: M. Richard Warner Title: President

/s/ Kenneth M. Jastrow, II
Kenneth M. Jastrow, II

APPENDIX A

Set forth below are the corporate boards on which service of the Executive is approved as of the Executive Date pursuant to Section 2(c) of the Employment Agreement to which this Appendix A forms a part:

1. MGIC Investment Corporation

2. KB Home